Exhibit 21

QUANTUM CORPORATION

SUBSIDIARIES OF THE REGISTRANT

1	A.C.N. 120.786.012 Pty. Ltd., an Australian company

2	Advanced Digital Information Corporation, a Washington Corporation

3	Certance (US) Holdings, Inc., a Delaware corporation

4	Certance Holdings Corporation, a Delaware corporation

5	Certance LLC, a Delaware limited liability company

6	Quantum Beteiligungs GmbH, a German corporation

7	Quantum Boehmenkirch GmbH & Co. KG, a German corporation

8	Quantum Distribution UK Ltd., a United Kingdom corporation

9	Quantum GmbH, a German corporation

10	Quantum India Development Center Private Ltd., an Indian company

11	Quantum International Inc., a Delaware corporation

12	Quantum Korea Co. Ltd., a Korean corporation

13	Quantum Peripherals (Europe) SARL, a Swiss corporation

14	Quantum SARL, a French corporation

15	Quantum Storage Australia Pty. Ltd., an Australian corporation

16	Quantum Storage France, a French corporation

17	Quantum Storage GmbH, a Swiss corporation

18	Quantum Storage Japan Corporation, a Japanese corporation

19	Quantum Storage Singapore Pte. Ltd., a Singapore private company

20	Quantum Storage UK Ltd., a United Kingdom corporation

21	Rocksoft Pty. Ltd., an Australian company